First Quarter Performance Reports

Financial Results

U.S. Premium Beef, LLC (USPB) closed its books for the first quarter of fiscal year 2021 and filed the results with the Securities and Exchange Commission.

For the quarter, which ended March 27, 2021, USPB recorded net income of $35.1 million compared to net income of $12.2 million in the same period in the prior year, an improvement of approximately $22.9 million. The year-over-year improvement was the result of higher net income at National Beef Packing Company, LLC (National Beef).

National Beef realized net income of $242.5 million, in the first quarter, compared to net income of $86.9 million a year ago, an improvement of $155.6 million. Higher per-unit beef processing margins, along with a modest increase in volume, led to an increase in overall profitability in the 2021 period, as compared to the 2020 period.

The increase in USPB's income in the first quarter enabled increased distributions to its members. In the first quarter, USPB paid $35.6 million in tax distributions, or $47.26 per combined unit, and a $10.9 million discretionary distribution, or $14.41 per combined unit in, the first quarter.

USPB producers delivered 236,089 head of cattle through USPB to National Beef's plants in Kansas and Iowa in the first quarter. Average gross premiums for all of the cattle delivered were $51.53 per head, with the top 25% and 50% receiving premiums of $89.22 and $75.22, respectively.

USPB's unique advantage continues to be the superior quality cattle delivered by producers, which enables National Beef to generate more value and provide more opportunities in the consumer marketplace.

Please contact the USPB office with questions about the financial and operational results.

Grid Performance

Grid performance for USPB cattle delivered to Kansas plants during the first quarter of fiscal year 2021 is summarized in Table 1. Percent steers is now a summary from the individual animal database of gender codes recorded at National Beef plants.

Live and carcass weights were both the second highest, down from record highs set during the previous quarter. Placement weights of USPB grid cattle going on feed were 28 pounds heavier and were fed 14 more days than the historical first-quarter averages. Total heavyweight percentage was the second highest, but the outweight discount was the best, or lowest, in the last six quarters thanks to the reduced discounts enacted in October 2020.

The steer premium was also record high during the first quarter. Yield Grade 4s were the fifth highest in company history, but plant averages on the grid were the second highest, resulting in a yield-grade premium that was the second highest. Yield grades are typically a little fatter during the first quarter of the year. The historical USPB yield-grade premium/discount is shown in Figure 1.

Choice and Prime percentage was the sixth highest in company history at 88.53%. This was up from the previous quarter, but lower than the record high set a year ago. The threshold used on the USPB Base grid was the second highest.

In the marketplace, the Choice/Select spread was the highest during the first quarter since 2006. Prime premium was also higher.  The quality-grade premium was down from the previous quarter, but $8.11 per head more than a year ago.  Across the entire industry, Choice or better percentage was record-high during USPB history, according to U.S. Department of Agriculture (USDA) reports.

So far during 2021, the national average for Prime is record-high at more than 11%, according to USDA (Figure 2).

Total premium per head for all USPB cattle harvested in Kansas during the first quarter was $50.91 per head more than if they were sold on the cash, live market. This was $4.66 less than the previous quarter and $6.15 more than a year ago. So far, during the second quarter to date through April 24, average premium is down slightly from the first quarter. This is due, in part, to lower premiums available for higher-quality grades in the marketplace.

a = record high/large
b = record low

USPB grid performance for cattle harvested in Kansas

Table 1	FY21, Q1 (this Qtr)	FY20, Q4 (last Qtr)	FY20, Q1 (year ago)	FY21, Q2 to-date
USDA-KS cash $/cwt.	$112.67	$108.00	$119.19	$118.48
Choice/Pr. Threshold, %	77.12	72.58	75.99	77.05
CH/SE spread, $/cwt.	$11.86	$15.54	$5.03	$8.32
Prime/CH spread, $/cwt.	$19.50	$17.64	$11.94	$14.55
CAB spread, $/cwt.	$4.50	$5.27	$4.32	$3.50
Plant Average YG 4&5, %	18.98	15.56	14.22	16.56
% steers	45.38	43.90	39.95	46.54
% black-hided	74.75	75.77	74.41	72.88
Apparent Avg Daily Gain	3.60	3.75	3.65	3.30
In weight	769	773	773	734
Days fed	171	164	163	183
Live weight	1,384	1,389[a]	1,368	1,341
Carcass weight	884	888[a]	875	858
Yield, %	63.87	63.92	63.98	64.01
Prime, %	6.48	6.28	7.52	7.55
Choice & Prime, %	88.53	86.13	90.97[a]	86.94
CAB, %	27.53	23.69	29.88	27.77
CHBP, %	0.71	0.55	0.69	0.74
BCPR, %	21.40	21.84[a]	20.28	17.84
Yield Grade 1&2, %	39.78	44.74	43.20	45.32
Yield Grade 3, %	42.42	40.27	41.48	40.34
Yield Grade 4&5, %	17.80	15.00	15.32	14.34
Average backfat, inches	0.61	0.63	0.59	0.57
Actual–Required REA, sq.in.	0.49	0.80	0.54	0.57
Total Heavyweight, %	5.31	5.83[a]	4.33	3.56
Total Condemned liver, %	20.33	20.41	18.53	23.62
Open Abscessed liver, %	3.10	3.02	2.02[b]	3.18
QG premium/head	$31.08	$35.93	$22.97	$21.21
Yield benefit/head	$11.97	$13.84	$18.22	$16.08
YG premium/discount/head	+$4.76	+$3.83	+$1.53	+$6.08
Outweight discount/head	-$3.57	-$5.07	-$4.71	-$2.41
Steer premium/head	$6.27[a]	$6.06	$5.36	$6.26
Subtotal premium/head	**$50.51**	**$54.59**	**$43.37**	**$47.22**
Natural premium/head	$0.40	$0.98	$1.39	$0.27
Total premium/head	**$50.91**	**$55.57**	**$44.76**	**$47.49**
Top 25% premium/head	$88.13	$98.19	$88.50	$82.28

Prime Position for USPB Producers

Global demand for high-quality, grain-fed beef will pay dividends.

The sun is rising on U.S. beef markets, especially overseas.

A milestone trade agreement made with China in March 2020 created an efficient, science-backed channel to export large quantities of U.S. beef to the world's most populated country.

Last year, 42,813 metric tons (mt) valued at $310 million made its way to the other side of the Pacific. China is expected to offer the most opportunity for U.S. beef in 2021, U.S. Meat Export Federation (USMEF) data predicts. In fact, exports are on pace to exceed 120,000 mt this year.

USMEF President and CEO Dan Halstrom recently spoke with Tracy Thomas of U.S. Premium Beef (USPB) for an update on the current state of international beef trade.

Spending power

Projections for China's 1.4 billion population show a 32% growth in disposable income per capita by 2025. The country's growing middle class has expanding spending power and consumers want to spend money on high-quality beef.

"This is a new opportunity for generic growth, and the total beef market in China will expand," Halstrom says. "The U.S. will be the primary benefactor, in my opinion."

Another positive for U.S. beef is that the Asian superpower lacks a high-quality domestic beef herd, minimizing political influence on U.S.-China trade relations. On the contrary, China's huge pork production system sometimes leaves trade of "the other white meat" at the mercy of political considerations. China's current pork deficit has recently made it more receptive to imported pork, but China still strives for a very high level of self-sufficiency, according to Halstrom.

All in all, China's total beef imports reached more than 2 million mt valued at nearly $10 billion in 2020. Halstrom says the easiest way to differentiate U.S. beef from Australian and Canadian competitors is to focus on its quality, consistency and rich, grain-fed taste.

"National Beef and U.S. Premium Beef have a very good international reputation on the quality side and on its branded programs," Halstrom said. "When you're talking about the return on investment on the value side, especially for thin meats and for the chuck rolls, etc., the Choice and higher-grade products under a program are the ones that return a lot of money to producers."

Halstrom references a 2019 study by Dr. Harry Kaiser, Cornell University, showing a return of $24 per every dollar invested in the Beef Checkoff Program that was used to promote international exports. When looking at Checkoff investment as a whole - domestic demand, international demand, new product development research, etc. - the same study found a $12 dollar return on investment.

USMEF's three biggest funding sources come from the national and state Beef Checkoff programs, Pork Checkoff, and the largest source is USDA international marketing programs.

"The single biggest thing that goes into the formula for determining who gets what is industry investment," Halstrom says. "We really appreciate your producers paying into the Beef Checkoff and choosing to make global marketing a priority."

Statistics compiled by USMEF rank Japan, South Korea, Mexico, China, Canada and Taiwan as U.S. beef import leaders.

Comparing overall exports, there is a lot of volatility from March 2020 through February 2021 compared to March 2019 through February 2020. This variance reflects the fluid approach each country has taken to enforce COVID-19 restrictions.

"In general, as vaccines roll out, we're going to see more and more countries open more than they have been," Halstrom says.

As the sun shines on international beef exports, it sheds light on new opportunities for imports.

"Aye" for imports

America's high-quality beef paired with current trade agreements means imported, lean trim can push profits for U.S. beef producers. Halstrom points out the need for lean trim from countries like Australia and Brazil to process into grinds.

Here's the situation: Asian markets are seeking high-quality beef cuts. An efficient trade system with Asia now exists. There is more return on investment for exported, whole cuts.

Domestically, ground beef accounts for nearly 50% of beef consumption. Fat trimmings are readily available in the U.S., but not lean trimmings. Importing lean meats to make 80/20 blends frees American-raised chuck rolls to be sold domestically and internationally as whole muscle cuts at a higher value than selling them as ground product.

Halstrom breaks it down: "The average value of the imports is quite a bit lower than the average value of the exports. So, in this case trade is adding value. . There's huge demand for beef and huge demand for lean trim to mix with our fat trim here."

Even more value

Looking long term, Halstrom supports the idea of a national traceability system to gain a competitive edge internationally. An initiative like U.S. CattleTrace can "go a long way in diffusing some of the perception that the U.S. is not on board with traceability," he says.  Today, this type of program can add value through marketing. Tomorrow, this effort can add an animal disease defensive posture.

Variety meats also pave a path to gain market traction. Cuts like tripe, liver and tongue have little demand in the U.S. but are highly sought internationally. If not for exports, tongue could sell for $1 to $2 per pound domestically. But in Japan, the asking price is currently $7 per pound.

"The way to maximize the cutout and to maximize the value of cattle is for exports to complement our robust domestic demand for U.S. beef," Halstrom says. "When that's happening, that's the best chance we have to maximize the value of the whole supply chain."

USPB Conducts Annual Meeting

The USPB fiscal year 2020 annual meeting was held virtually on March 17. Mark Gardiner, USPB board chairman, welcomed participants to the meeting and announced March 16, 2022, as the annual meeting date to be held in Dodge City, Kansas.

Gardiner opened the meeting by providing comments on what USPB means to producers' operations, and how the program benefits the beef industry.

National Beef details were provided by Tim Klein, president and CEO; Monte Lowe, chief operating officer; and Simon McGee, chief financial officer.  This was a record year for National Beef. Without question, due to COVID-19, 2020 was a difficult and challenging year for all, including the beef processing industry.

Klein detailed the significant disruptions in all aspects of the business, how the company adjusted to the major demand shift from food service to retail, the negative effects on the global leather industry and the significant demand increase that took place with the Kansas City Steak Company (KCS).

In all, National Beef spent more than $100 million responding to COVID-19 effects in 2020. In heightened efforts to ensure worker safety, many safety plans, procedures and work environment changes were implemented.

Klein also announced plans to expand the daily capacity of the slaughter and fabrication facility in Tama, Iowa, to 2,500 head per day.

During the USPB business meeting, CEO Stan Linville highlighted cattle deliveries and reviewed National Beef operations as they pertained to USPB and the positive effects for its members. Chief Financial Officer Scott Miller provided financial performance outlining the company's record year and Vice President of Field Operations Brian Bertelsen summarized USPB cattle and carcass performance.

Fact vs. Fiction

Climate Change Issues

Here's an assembled list of words and phrases bringing mixed reaction from beef producers. Greenhouse gas emissions (GHG). Global warming. Carbon footprint. Carbon sequestration. Methane production. Sustainability.

As the public's interest in climate change increases, beef producers must challenge the growing misperception that livestock are harming the planet. They should become familiar with trusted sources of accurate scientific information about climate change and livestock's environmental footprint.

Frank Mitloehner, Ph.D., professor and air quality Extension specialist at the University of California-Davis, has made it easy for producers to access current information about cattle and the beef industry's impact on the climate.

Many inaccurate statements by journalists and activists can be traced to a global report issued in 2006 from the Food and Agriculture Organization of the United Nations (FAO), an agency leading international efforts to defeat hunger. The report, Livestock's Long Shadow, claimed global livestock production accounted for 18% of GHG emissions, which was a level exceeding even the transportation sector.

Mitloehner led the charge to debunk those myths. He called out the FAO inaccuracies outlined in Livestock's Long Shadow, and due to his work and diligence, the FAO amended the report to show animal agriculture figures account for 3.9% of GHG emissions. By comparison, transportation and electricity generation together made up 56% of the 2016 total and agriculture in general, 9%. Data from National Cattlemen's Beef Association's (NCBA) beef life cycle assessment concluded beef production (all inputs) totals 3.3% of total U.S. GHG emissions.

Mitloehner called Livestock's Long Shadow a lopsided analysis and said it was "a classical apples-and-oranges analogy that truly confused the issue."

Mitloehner speaks around the world to the scientific community and various agricultural and consumer groups. He's also testified before Congress on livestock and their effect on global warming. He created a video called Rethinking Methane. The five-minute segment gives viewers talking points on methane, which is a "flow" gas emitted by cattle. Mitloehner details methane's life cycle and how it can be reduced.

You can find this video, plus additional information on the relationship between livestock and GHG at https://clear.ucdavis.edu.

In the video, Mitloehner offers many talking points on the efficiency of today's beef population as compared to the herd that existed in the 1970s. We are producing the same amount of beef today with 90 million head as we did in the 1970s with 140 million head. The reasons for this increase in efficiency is manifold, including improvements in management, breeding and genetics, feeding efficiencies and animal health practices.

NCBA, with funding from the Beef Checkoff, also participates in research and funding of this subject matter.

Even though the data originally released in Livestock's Long Shadow has been amended, that horse had "left the barn," and those with ulterior motives continue to use this report as a reference point.

Again, please know you have tools to correct inaccurate information. Livestock production and its impact on climate change is an issue beef producers should be confident discussing with those who do not fully understand our business.

The world's population is expected to grow from just under eight billion people today, to nearly ten billion by the year 2050. The protein demands of this population increase indicate it would be difficult, if not impossible, to feed the world without food sourced from livestock.

As Mitloehner said, "Smarter animal farming, not less farming, will equal less heat. Producing less meat and milk will only mean more hunger in poor countries." Meeting this demand can be done without further GHG contributions from beef production.

From the Ranch

A Paying Philosophy

When cattleman Geoff Cole from Hull, Illinois, first learned about USPB while attending a meeting in the late 1990s, he was hooked. Cole, who raises 85 mother cows on 545 acres near the Mississippi River immediately supported the philosophy of producers having ownership in a harvesting facility.

"I couldn't see how that could be a loser," he says. "I borrowed the money to buy stock in USPB in 1997, and it was one of the best investments I've ever made."

With the program's great premiums, he has made money 20 out of 22 years delivering cattle to USPB - a pretty good track record, he points out. Carcass data on cattle help improve operations down to the genetic level.

"If you're going to put the money into the genetics to make your cattle better, you need to be able to capitalize on that and this is an ideal way to do that," he says. "Producers have been able to improve their genetics to fall into what we need for National Beef to successfully market the high-quality beef that the world demands."

Operations like Cole's, where cattle are bred and raised through finish, survive when at least one segment of the business profits consistently. USPB has helped ensure the business' equity and cash flow.

Beyond his own operation, the Illinois producer stresses the need for cattlemen and women to participate in this joint effort to improve beef markets.

"It's critical because we have a vested interest in making the product better and meeting the needs of the consumer. We're looking at the longer term," he says. "National Beef has done a fabulous job developing markets in the Pacific Rim - Korea, Japan, etc., where we have big markets - and our quality beef fits in good with what they need."

Cole commends USPB for helping differentiate its investors' product from a bulk commodity. He also appreciates the organization's access to higher-end restaurants and retailers in a dynamic domestic marketplace.

"U.S. Premium Beef is a great opportunity for anyone in the cattle business that produces finished product," he says. "It provides a market that we might not have otherwise, and it's driven with the whole emphasis on improving the product and meeting what the need is from the consumer."

He foresees the program will keep growing, offering premiums and improving the overall quality of the U.S. beef herd - a winning business model.

"I'm very happy to be a part of this," he says. I believe in the philosophy wholeheartedly as much today as I did the day I bought the stuff."

Going the Extra Mile

How the Kansas City Steak Company landed two major accounts.

Customer relations in the beef processing business is not unlike business relationships in the livestock industry. Sometimes it takes months, years or even decades for trust to be earned and a business relationship to form.

When presented with an opportunity, responding with motivation, skill and speed is a trait USPB members have come to expect, and respect from, National Beef and the Kansas City Steak Company (KCS). Both are well known in the industry for being responsive to customer needs and supplying the right high-quality beef product, to the right person at the right time.

Take Wegmans Food Markets, for example. Based in Rochester, New York, this 104-store, premier grocery retailer lines the Mid-Atlantic and the Northeast with its locations.

"Going all the way back to 2017, that's when we first had the Wegmans team out to visit our operation," said Eric Siegfried, National Beef vice president of business development. "They were happy with another processor, a supplier who had been good to them. But they were doing their due diligence about all of their options."

2017, 2018 and 2019, all came and went without a launch of a program with National Beef.

"Wegmans had a great partner who was meeting their needs, and as much as we would have loved the business, of course, we also respected their position, and know we have customers who are doing the same for us," Siegfried said.

But then.2020. An unpredictable COVID-19 pandemic rattled the world, and specifically, the nation's food supply. Wegmans business was booming, however. People were stocking up in ways no one had ever seen. Restaurants were closed, and the grocery store was the primary option to keep food on the tables at home.

As valued and trusted as Wegmans' partner was, their business was rattled as well, and they couldn't meet the demand. And that's when opportunity was introduced to preparation.

"All I did was take the call from a relationship we'd been nurturing for the last several years," Siegfried said. "They were in a big-time state of need. I connected the dots with our KCS production team, and in five short days, we went from zero boxes with Wegmans to having 12 items being specifically cut for their stores. Recently retired KCS Manager Mitch Hansen and our processing team are incredible. When I stop to think about it, what they did is nearly impossible, but of course they pulled it off."

Initially hand-applying hundreds of thousands of labels at first, there are now new automated labeling machines at the KCS Osage facility. Realizing there was an opportunity to begin driving some non-holiday and retail volume through that facility, the investment in the new labelers was a big reason why they were able to roll up our sleeves, be nimble and respond to this new customer's needs.

The Wegmans team was blown away and grateful for the ways National Beef kept the beef supply moving for customers in their 104 stores. The original 12 items, made up mostly of the middle meats, is now expanding to more than 30 items.

"They were in a state of emergency, our team responded quickly, and we stepped in for them in a big way, and it's really rewarding to see how grateful they are," Siegfried said.

Same commitment. New opportunity.

Not all KCS and National Beef customers have 2,750-plus supermarkets, lead the country in supermarket revenue, and trail only Walmart in overall retail revenue - but Kroger does.

And they now have a custom program of USDA Prime product direct from the KCS facility serving 12 of their divisions across the country.

"Late summer of 2019, that's when we brought the Kroger team out to visit our facilities," Siegfried said. "This was after years of conversations and mutual trust, but no business relationship at our Osage facility. Kroger has been an excellent partner out of our source plants, but nothing from a further processed side."

The meeting centered around an idea: brainstorm ways that National Beef could help Kroger build out a Prime offering.

At its most simple form, it sounded easy enough. But the deeper challenge was that Kroger had to figure out a way to control their shrink. Cutting that much product locally in their stores, naturally, would lead to lots of waste. The program Kroger wanted had to be top-end USDA prime.

Another component was that they wanted this program to be Kroger branded, with their private label. It also had to drive a longer shelf life. And lastly, it needed to be an exact-weight UPC program, so customers were buying the same priced item each time they went to the store.

As the brainstorm unfolded, National Beef built a program checking all the boxes.

"By November 2019, we kicked off this program in three of their divisions, with five specific items: ribeyes, strips, sirloins, tenderloins and prime chuck patties," Siegfried said. "The raw materials were sourced from National Beef's plants, and then the program was processed and fulfilled at Kansas City Steak Company's Osage facility."

Thanks to an opportunity to open new retail programs at the facility, and following a significant investment in new, automated labelers, KCS was well-positioned to fulfill this program.

This Prime program has expanded substantially in a short period of time, growing to 12 Kroger divisions, all with the same components: no cutting on site, a Prime program, Kroger vacuum-sealed packaging, a 35-day shelf life, and the biggest secret of all..an exact weight UPC program.

"The exact weight, vacuum-sealed program was a game changer for the Kroger team," Siegfried said. "Now they have full control over their shrink, and their customers were thrilled with the consistently priced, high-quality beef."

Though still in its early stages, the program is already opening other retail doors within the Kroger family of brands.

For National Beef, trust is what got us here.

"This all comes back to the relationships we've built over the last five years," Siegfried said. "They came directly to us with this opportunity, because they knew our management team, our operational excellence - and they had trust we could pull it off."

National Beef to Expand Iowa Premium Facility

National Beef announced plans to increase capacity by adding a second production shift at its Iowa Premium beef processing facility in Tama, Iowa. The investment will total more than $100 million and double the capacity of the plant to approximately 2,500 head per day.

"We are pleased to be making this investment in the growth of the Tama facility, and we appreciate the support of the local communities and the state of Iowa as we work together to make this expansion a success," Klein said. "This project will increase our capacity to produce products that are in high demand by our customers worldwide and will provide an expanded market for the Iowa family farmers who supply us with premium Angus cattle."

The project is expected to be completed in late 2022 and will bring several hundred additional jobs to the region.

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